EXHIBIT 99.1

Contact:         Kimberly Rutherford

Corporate Communications

832.601.6193

kimberly.rutherford@usoncology.com

US Oncology Announces Completion of $100 Million Incremental Term Loan Facility.

Houston, TX, July 13, 2006—US Oncology, Inc. (“US Oncology” or the “Company”) today announced that it has successfully closed a new $100,000,000 incremental term loan under its existing senior secured credit facility. A portion of the net proceeds from the term loan were used to repay existing loans under the Company’s revolving credit facility, and the remainder will be used for working capital and general corporate purposes.

Terms and conditions of the new term loan are substantially similar to the Company’s existing term loan, including a variable interest rate interest based on the London Interbank Offered Rate (LIBOR) and final maturity in August 2011. In connection with the new term loan, the Company amended its existing senior secured credit facility.

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is one of the nation’s largest cancer treatment and research networks. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs and participate in many of the new cancer-related clinical research studies. US Oncology also provides a broad range of services to pharmaceutical manufacturers, including product distribution and informational services such as data reporting and analysis.